Exhibit 21.1
DIGITALBRIDGE GROUP, INC.
LIST OF SIGNIFICANT SUBSIDIARIES

Subsidiary Name	State or Jurisdiction of Formation
DigitalBridge Operating Company, LLC	Delaware
DigitalBridge OP Subsidiary, LLC	Delaware
DigitalBridge Group Advisors, LLC	Delaware
Colony Capital Investment Advisors, LLC	Delaware
DigitalBridge Investment Holdco, LLC	Delaware
DigitalBridge Guarantor, LLC	Delaware
DigitalBridge Issuer, LLC	Delaware
DigitalBridge Holdings 1, LLC	Delaware
DigitalBridge Digital IM Holdco, LLC	Delaware
DigitalBridge Investment Management LLC	Delaware
DigitalBridge Management Holdings, LLC	Delaware
DCP Fund Advisor, LLC	Delaware
Digital Bridge Holdings, LLC	Delaware
Digital Bridge Advisors, LLC	Delaware
DigitalBridge Zeus GP, LLC	Delaware
DigitalBridge Zeus Investor, LLC	Delaware
DigitalBridge Zeus Partners II, LP	Delaware
CFI RE Holdco, LLC	Delaware
DigitalBridge Partners SLP, LP	Delaware
Colony DCP (CI) Bermuda, LP	Bermuda